UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2026

ODYSIGHT.AI INC.

(Exact name of registrant as specified in its charter)

Nevada	001-42497	47-4257143
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12 Abba Hillel Silver RD, Sasson Hugi Tower Ramat Gan, Israel	5250606
(Address of principal executive offices)	(Zip Code)

+972 73 370-4690

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ODYS	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 20, 2026, Odysight.ai Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Roth Capital Partners, LLC as representative of the underwriters named in Schedule I thereto (the “Representative”), relating to the offer and sale in a firm commitment underwritten public offering (the “Offering”) of 3,437,500 shares (the “Firm Shares”) of the Company’s common stock. The Firm Shares will be sold at a public offering price per share of $3.20. The gross proceeds from the Offering are expected to be $11 million, before deducting underwriting discounts and commissions and other offering expenses. The Company intends to use the net proceeds from this offering for research and development, sales and marketing, including activities to scale commercial operations, and for working capital and other general corporate purposes.

In addition, the Company has granted the Representative a 30-day option to purchase up to an additional 515,625 shares of the Company’s common stock (the “Option Shares”, and together with the Firm Shares, the “Shares”), representing 15% of the number of the Firm Shares sold in the Offering, at the public offering price per share, less underwriting discounts and commissions. The Offering is expected to close on or about August 21, 2026, subject to the satisfaction of customary closing conditions.

The Shares in the Offering are being offered and sold pursuant to the Company’s effective shelf registration statement on Form S-3 (No. 333-293080), which was initially filed with the Securities and Exchange Commission (the “SEC”) on January 30, 2026, and declared effective on February 6, 2026 (the “Shelf Registration Statement”). The Company has filed a final prospectus supplement (the “Prospectus Supplement”), dated August 21, 2026, relating to the issuance and sale of the Shares with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”).

The Underwriting Agreement contains customary representations, warranties and agreements of the Company, and customary conditions to closing, obligations of the parties and termination provisions. The Company has agreed to indemnify the Representative against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Representative may be required to make because of such liabilities. In addition, the Company and the Company’s directors and executive officers also agreed not to sell or transfer any common stock without first obtaining the written consent of the Representative, subject to certain exceptions as described in the Prospectus Supplement, for 45 days after the date of the Underwriting Agreement. Pursuant to the Underwriting Agreement, the Representative will receive underwriting discounts and commissions of 6.5% of the gross proceeds received from the sale of the Shares in the Offering. The Company has also agreed to reimburse the Representative for certain of its expenses, in an amount of up to $75,000, including for road show, diligence, and reasonable legal fees.

A copy of the Underwriting Agreement is attached as Exhibit 1.1 hereto and is incorporated herein by reference. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

A copy of the opinion of Greenberg Traurig P.A. relating to the validity of the Shares issued in the Offering is filed herewith as Exhibit 5.1.

Item 1.02 Termination of a Material Definitive Agreement

On August 20, 2026, the Company provided notice terminating the Sales Agreement (the “ATM Agreement”), dated June 5, 2026, between the Company and Roth Capital Partners, LLC. Accordingly, with the termination of the ATM Agreement, the Company also terminated its “at-the-market” offering of shares of common stock pursuant to the Company’s prospectus, dated June 5, 2026 (the “ATM Prospectus”), relating to the at-the-market offering of shares of common stock having an aggregate offering price of up to $20,000,000, filed with the SEC as part of the Shelf Registration Statement. No sales of common stock were made pursuant to the ATM Agreement or the ATM Prospectus.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of August 20, 2026, by and between Odysight.ai Inc. and the Representative

5.1	Opinion of Greenberg Traurig P.A.

23.1	Consent of Greenberg Traurig P.A. (contained in Exhibit 5.1)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSIGHT.AI INC.

Date: August 21, 2026	By:	/s/ Einav Brenner
	Name:	Einav Brenner
	Title:	Chief Financial Officer